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Exhibit 21

List of Significant Subsidiaries

Significant Subsidiary	Jurisdiction of Incorporation/Formation
Information Handling Services Group Inc.	Delaware
IHS International Inc.	Delaware
Information Handling Services Inc.	Delaware
IHS Energy (Canada) Ltd.	Canada
IHS Group Holdings Limited	United Kingdom
Technical Indexes Limited	United Kingdom
Jane's Information Group (Holdings) Limited	United Kingdom
IHS Global Insight, Inc.	Delaware
Petroconsultants SA.	Switzerland

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  Exhibit 21